Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 22, 2007 (May 16, 2007, as to the reclassification discussed in Note 26) relating to the combined financial statements of Discover Financial Services, appearing in the Prospectus, which is part of this Registration Statement (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to allocations from Morgan Stanley).

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 27, 2007